EXHIBIT 10.1

CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE

SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

DRUG DISCOVERY COLLABORATION AGREEMENT

BETWEEN

GENENTECH, INC.

AND

CURIS, INC.

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Article 7 Royalties		22

7.1	Royalty Payments and Rates.	22
7.2	Royalty Terms; Fully Paid Licenses.	22
7.3	Royalty Offsets.	23
7.4	Single Royalty.	23
7.5	Payments, Reports and Audits.	24

Article 8 Materials; Intellectual Property		25

8.1	Materials.	25
8.2	Definition of Collaboration Inventions and Collaboration Patents.	25
8.3	Inventorship.	26
8.4	Disclosure.	26
8.5	Ownership and Use.	26
8.6	Patent Prosecution and Maintenance.	27
8.7	Enforcement and Defense.	27
8.8	Third Party Claims.	27

Article 9 Confidentiality		28

9.1	Confidentiality.	28
9.2	Disclosures.	28
9.3	Continuing Obligation.	30
9.4	Termination of Prior Agreements.	30

Article 10 Term; Termination		30

10.1	Term.	30
10.2	Termination by Genentech for Convenience.	30
10.3	Termination by a Party for Material Breach.	31
10.4	Termination by a Party for Bankruptcy.	32
10.5	Other Effects of Termination; Survival.	32

Article 11 Representations and Warranties		33

11.1	Mutual Representations and Warranties.	33
11.2	Curis Representations and Warranties.	34
11.3	Disclaimers.	34

Article 12 Indemnification; Limitation on Liability		34

12.1	Losses Defined.	34
12.2	Indemnification by Genentech.	34
12.3	Indemnification by Curis.	35
12.4	Limitation on Liability.	35

Article 13 Insurance		35

13.1	Coverages.	35
13.2	Additional Requirements.	36

Article 14 Dispute Resolution		36

14.1	Internal Resolution.	36

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14.2	Arbitration.	36
14.3	Patent Validity.	37

Article 15 Miscellaneous		37

15.1	Assignment.	37
15.2	No Right to Use Names.	37
15.3	Notices.	38
15.4	Relationship of the Parties.	39
15.5	Entire Agreement.	39
15.6	Amendment; Waiver.	39
15.7	Governing Law.	39
15.8	Construction.	39
15.9	Captions.	39
15.10	Legal Compliance; Severability.	39
15.11	Force Majeure.	39
15.12	Counterparts; Facsimiles.	40

Exhibits

Exhibit A        Excluded Genentech IP

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DRUG DISCOVERY COLLABORATION AGREEMENT

THIS DRUG DISCOVERY COLLABORATION AGREEMENT (“Agreement”) is made and entered into, effective as of April 1, 2005 (“Effective Date”), by and between Genentech, Inc., a Delaware corporation, having a principal place of business at 1 DNA Way, South San Francisco, California 94080 (“Genentech”) and Curis Inc., a Delaware corporation, having a principal place of business at 61 Moulton Street, Cambridge, Massachusetts 02138 (“Curis”), (collectively, the “Parties” or individually, a “Party”).

RECITALS

A. Curis possesses proprietary technologies, including small molecules and biological screening assays, relating to [**] (as defined below). In addition, Curis possesses significant biological expertise in the discovery of drugs that modulate regulatory pathways, such as [**], that control repair and regeneration.

B. Genentech is engaged in the research, development, manufacture and sale of pharmaceutical products.

C. Curis and Genentech desire to enter into a collaborative relationship for, among other purposes, the discovery and characterization of compounds that modulate [**].

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Genentech and Curis agree as follows:

Article 1

Definitions

Capitalized terms used in this Agreement, whether used in the singular or plural, shall have the meanings set forth below, unless otherwise specifically indicated herein. [Certain definitions have been deleted from Article 1]

“Agonist Compound” means any Compound (other than a Compound included by Genentech pursuant to Section Article 1(c)) the initial effect of which on [**] is to activate [**]; Genentech, after consulting with Curis, shall determine, based upon an objective standard to be determined by the Joint Research Committee (if possible), whether a given Compound is an Agonist Compound, and Genentech shall notify Curis in writing of such determination.

“ANDA” means an abbreviated new drug application filed with the FDA pursuant to 21 CFR Part 314, or any comparable filing with any relevant regulatory authority in any other jurisdiction.

“Approved” or “Approval by the JRC,” “JRC Approval,” or the like, means, that the Joint Research Committee has made a particular decision (in the context of the reference), and that such decision is reflected in the approved minutes of a JRC meeting.

“Collaboration Invention” is defined in Section 8.2.

“Collaboration IP” means Collaboration Invention and/or Collaboration Patent.

“Collaboration Patent” is defined in Section 8.2.

“Columbia University Stem Cell Assays” means the stem cell assays and intellectual property rights related thereto that are licensed to Curis by The Trustees Of Columbia University In The City Of New York pursuant to that certain “Exclusive License Agreement,” effective as of September 1, 2004.

“Commercially Reasonable Efforts” means, with respect to development and commercialization of a product, Genentech’s use of those efforts and resources, consistent with the exercise of prudent scientific and business judgment, as are applied by Genentech to other pharmaceutical products of comparable commercial potential, stage of medical/scientific development, probability of technical success, technical and regulatory profile, and patent protection, in a particular geographic locale.

“Competing Product” means a product sold by a Third Party that (a) has Marketing Approval or a published clinical study in a peer reviewed journal in the same Therapeutic Area as a Licensed Product; and (b) modulates [**] as one of its primary mechanisms of action.

“Compound” means any molecule that, as one of its primary mechanisms of therapeutic action, (i) specifically binds to or interacts with at least one component of [**]; and/or (ii) modulates the signaling of [**]; provided, however, Compound shall exclude any molecule that is or incorporates:

(a) a polypeptide (e.g., an antibody, antibody fragment, peptide, protein) or a nucleic acid (e.g., antisense, RNAi oligos, DNA);

(b) an antagonist of the Hedgehog Pathway that was tested under the Hedgehog Agreement for activity in modulating the signaling of the Hedgehog Pathway before being tested under this Agreement, in which case, such molecule shall be governed by the Hedgehog Agreement; or

(c) a molecule that is (i) independently developed by Genentech (as provided in Section 4.2) or (ii) in-licensed by Genentech (including as may be subsequently modified by Genentech) from a Third Party, in the case of either (i) or (ii), unless Genentech elects, in its sole discretion, by written notice to Curis at any time while the Genentech License is in effect, to include such molecule as a Compound, in accordance with Section 3.4(a).

“Compound Approved for Curis Work” is defined in Section 5.6.

“Confidential Information” means a Party’s nonpublic information, whether or not patentable, that is disclosed or provided by such Party to the other Party in connection with this Agreement, to the extent that such information does not fall within the exceptions set forth in Section 9.1. “Confidential Information” includes, without limitation, information regarding such Party’s research, technology, products, business information or objectives and other information of the type that is customarily considered to be confidential information by parties engaged in activities that are substantially similar to the activities being engaged in by the Parties pursuant to this Agreement. Notwithstanding the foregoing, whether or not disclosed by Genentech to Curis, Genentech’s solely owned Confidential Information shall include (a) information relating to [**] (including, without limitation, the identities of any targets of Compounds); and (b) chemical entities known by Curis to be Compounds, and any information specifically related to such Compounds; in the case of either (a) or (b), that arises under this Agreement.

“Controlled by” or “Control” means the possession by a Party of the right to grant a license, sublicense or other right to exploit, as provided for herein, without violating (a) any law or governmental regulation applicable to such license, sublicense or other right to exploit; or (b) the terms of any agreement with any Third Party that exists as of the Effective Date or, if such right is acquired after the Effective Date, as of the date such Party first gained possession of such right.

“Covered by” or “Covers” means the manufacture, use, sale, offer for sale or import of a given product would, in the country of sale, infringe a Valid Claim on the date of sale.

“Curis Collaboration Invention” is defined in Section 8.2.

“Curis Collaboration IP” means Curis Collaboration Invention and/or Curis Collaboration Patent.

“Curis Collaboration Patent” is defined in Section 8.2.

“Curis Stem Cell License” is defined in Section 5.3(b)(i).

“Curis Compound” means a compound that Curis develops through research and/or development utilizing cell lines created with Compounds pursuant to the Curis Stem Cell License.

“Curis Ex Vivo Application License” is defined in Section 5.5.

“Designated Genentech Recipient” is defined in Section 3.3(b).

“Disclosing Party” is defined in Section 9.1.

“Distributor” means a Third Party that is employed by or otherwise under written contract with Genentech or its Sublicensees to sell, promote, distribute, market, import, and/or export Licensed Products on behalf of or in partnership with Genentech or its Sublicensees.

“Ex Vivo Application” means the use of Compounds to manipulate cells in vitro solely for the purpose of autologous or heterologous cell therapy for Non-Oncology Indications in humans. Ex Vivo Application excludes any administration of a Compound, by any route of administration, to a subject for any purpose including, without limitation, any residual Compound, or active metabolite thereof, included in the final formulation of a therapeutic that is administered to a subject.

“Excluded Curis IP” means (a) Columbia University Stem Cell Assays; and (b) Curis’ screening assays to identify [**] modulators.

“Excluded Genentech IP” means any intellectual property for which the right to grant a license, sublicense or other right to exploit, as provided herein, would require a payment or other obligation to a Third Party. Excluded Genentech IP includes, without limitation, (a) the Cabilly Patents and (b) the Itakura/Riggs Patents, as each of the foregoing is defined in Exhibit A.

“FDA” means the United States Food and Drug Administration, or any successor entity thereto performing similar functions.

“Field” means any use excluding Ex Vivo Applications.

“First Commercial Sale” means, with respect to a particular Licensed Product for a specific Indication in a given country, the first bona fide commercial sale of such Licensed Product following Marketing Approval for such Indication in such country by or under authority of Genentech or its Sublicensees.

“FTE” means the equivalent of a full-time scientist’s work time over a twelve (12) month period (including normal vacations, sick days and holidays). The portion of an FTE year devoted by a scientist to a particular activity or program shall be determined by dividing the number of full working days during any twelve (12) month period devoted by such scientist to such activity or program by the total number of working days during such twelve (12) month period.

“Funded Work” means work performed on a Lead Compound by FTEs funded by Genentech pursuant to Section 3.1(d).

“GAAP” means United States generally accepted accounting principles, consistently applied by Genentech.

“Genentech Collaboration Invention” is defined in Section 8.2.

“Genentech Collaboration IP” means Genentech Collaboration Invention and/or Genentech Collaboration Patent.

“Genentech Collaboration Patent” is defined in Section 8.2.

“Genentech License” is defined in Section 5.1(a).

“Genentech Modified Product” means [**].

“Genentech Research License” is defined in Section 5.2.

“GLP” means the then current FDA regulations and guidelines for “Good Laboratory Practice,” as promulgated by the FDA under 21 CFR Part 58, as amended from time to time, or any foreign equivalents thereto in the country in which such studies are conducted.

“Hedgehog Agreement” means that certain “Collaborative Research, Development and License Agreement” by and between Curis and Genentech, entered into as of June 11, 2003, including any amendments thereto.

“Hedgehog Pathway” is as defined in the Hedgehog Agreement.

“IND” means an investigational new drug application filed with the FDA pursuant to 21 CFR Part 312 before the commencement of clinical trials of a product, or any comparable filing with any relevant regulatory authority in any other jurisdiction.

“Indication” means any illness, sickness, interruption, cessation or disorder of a particular bodily function, system or organ. A distinct Indication will not exist solely on the basis of severity of the ailment, the frequency or route of any treatment and/or the demographics or genetics of the patient class.

“Initial Research Term” is defined Section 0.

“Joint Collaboration Invention” is defined in Section 8.2.

“Joint Collaboration IP” means Joint Collaboration Invention and/or Joint Collaboration Patent.

“Joint Collaboration Patent” is defined in Section 8.2.

“Joint Research Committee” or “JRC” is defined in Section 2.2(a).

“Know-How” means information or materials including, without limitation, data, assays, protocols, methods, processes, techniques, models, designs, libraries and trade secrets.

“Know-How Product” means any formulation of a Lead Compound that is not a Valid Claim Product, a Genentech Modified Product, or a Non-Collaboration Product. In no event shall a Valid Claim Product, a Genentech Modified Product, or a Non-Collaboration Product be subject to Royalty Payments, on a country-by-county basis, as a Know-How Product.

“Lead Compound” means a Compound that is Approved by the Joint Research Committee for further research (whether or not as part of the Research Plan), development and/or commercialization under this Agreement.

“Licensed IP” means all inventions (whether or not patentable), Patents and Know-How (a) owned or Controlled by Curis prior to or as of the Effective Date; or (b) owned or Controlled by Curis thereafter during the term of the Agreement (including, without limitation, under Curis’ interests in the Collaboration IP), to the extent the foregoing are necessary or useful for Genentech to perform its obligations and exercise its licenses and other rights under the Agreement. Notwithstanding the foregoing, unless otherwise agreed by the Parties in writing, Licensed IP excludes the Excluded Curis IP.

“Licensed Product” means any Valid Claim Product, Genentech Modified Product, Know-How Product and/or Non-Collaboration Product. References in the Agreement to “each Licensed Product,” “a particular Licensed Product,” or the like, mean a Licensed Product that contains a unique Lead Compound (which includes the salts, solvates, isomers, polymorphs and prodrugs of such Lead Compound). Notwithstanding the foregoing, if Curis performs Funded Work on any salts, solvates, isomers, polymorphs and/or prodrugs of a given Lead Compound, each new Lead Compound resulting from such Funded Work shall be deemed a unique Lead Compound.

“Losses” is defined in Section 12.1.

“Major Market” means each of France, Germany, Italy, Japan, Spain, the United Kingdom and the United States.

“Marketing Approval” means, with respect to a particular product for a specific Indication in a given country, all approvals, licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the manufacturing, use, storage, import, transport and sale of such product for such Indication in such country. For countries where governmental approval is required for pricing or reimbursement for such product for such Indication to be reimbursed by national health insurance, “Marketing Approval” shall not be deemed to occur until such pricing or reimbursement approval is obtained.

“Marketing Approval Application” or “MAA” means a new drug application (as defined in 21 CFR § 314.50 et. seq.), or a comparable filing for Marketing Approval (not including pricing or reimbursement approval) in a country, in each case with respect to a Licensed Product in such country.

“Milestone Payment” is defined in Section 6.3(a).

“Minimum Royalty Rates” are defined in the table in Section 7.1.

“Net Sales” means, with respect to a particular time period, the gross amount invoiced by Genentech and its Sublicensees (or Distributors on behalf of the foregoing parties) for sales of Licensed Products (such Licensed Products being in final form intended for use by the end user) in arms length transactions with Third Parties during such time period, less the following estimated and/or incurred charges or expenses, to the extent each is actually incurred and included in the invoiced gross sales price:

trade, cash and quantity discounts or rebates actually allowed or taken;

credits or allowances given or made for rejection or return of, and for uncollectible amounts on, previously sold Licensed Products or for retroactive price reductions (including rebates similar to Medicare and/or Medicaid);

taxes, duties or other governmental charges levied on or measured by the billing amount, as adjusted for rebates or refunds, that are borne by the seller thereof and that are not refundable and to the extent non-creditable;

charges for freight and insurance directly related to the distribution of the Licensed Products (to the extent not paid by the Third Party customer); and

credits or allowances given or made for wastage replacement, indigent patient and similar programs.

The specific deductions taken under, and the general provisions of, 0 through 0 above shall be adjusted periodically as necessary to reflect amounts actually incurred. Sales between Genentech and its Sublicensees (or Distributors of the foregoing parties) shall be disregarded for purposes of calculating Net Sales. Notwithstanding anything herein to the contrary, in all cases Net Sales shall be determined in accordance with GAAP.

In the event a Licensed Product is sold in combination with one or more other active pharmaceutical ingredients (as used in this definition of Net Sales, a “Combination”), then Net Sales shall be calculated by multiplying the Net Sales of such Combination by the fraction A/B, where A is the gross selling price of the Licensed Product sold separately and B is the gross selling price of the Combination. In the event that no such separate sales are made, Net Sales for royalty determination shall be calculated by multiplying Net Sales of the Combination by the fraction C/(C+D), where C is the fully allocated cost of the Licensed Product and D is the fully allocated cost of the other active pharmaceutical ingredient(s) in the Combination.

“Non-Collaboration Product” is defined in Section 3.4(a).

“Non-Oncology Indication” means an Indication that is not an Oncology Indication.

“Oncology Indication” means (a) an Indication that is cancer or neoplastic disease of any kind; (b) hematopoiesis including, without limitation, bone marrow transplantation, anemia and neutropenia; or (c) diagnostics related to (a) or (b).

“Patents” means all United States and foreign patents and patent applications and any patents issuing therefrom, and any reissues, extensions, registrations, continuations, divisions, continuations-in-part, reexaminations, substitutions or renewals thereof, and supplementary protection certificates based thereon.

“Phase” means the phase (e.g., II, II/III or III) designated in the protocol submitted to the FDA, or any comparable filing with any relevant regulatory authority in any other jurisdiction, for a given clinical trial.

“Receiving Party” is defined in Section 9.1.

“Research Plan” means a written research plan setting forth the responsibilities of each Party for the Research Program during the Research Term, as may be amended from time to time by the Joint Research Committee. The initial Research Plan shall be Approved by the JRC within sixty (60) days following the Effective Date. The Research Plan shall include a detailed list of the information and materials to be provided by Curis to Genentech (which may include, without limitation, Compound samples, reagents, cell lines and relevant animal models), at no cost to Genentech.

“Research Program” is defined in Section 2.1.

“Research Term” means the two (2) year period commencing on the Effective Date (“Initial Research Term”); provided, however, the Research Term may be extended, for up to two (2) additional years, in accordance with Section 2.6, or as otherwise agreed by the Parties in writing.

“Royalty Offsets” is defined in Section 7.3.

“Royalty Payments” is defined in Section 7.1.

“Royalty Rates” is defined in the table in Section 7.1.

“Royalty Terms” is defined in Section 7.2(a).

“Sublicensee” means, with respect to a particular Licensed Product, a Third Party to whom Genentech has granted a sublicense, under the Genentech License, of the right to make, use, sell, offer for sale and/or import such Licensed Product.

“Territory” means worldwide.

“Therapeutic Area” means an area of medical practice that encompasses groupings of specific diseases and/or disorders generally treated by a specific medical specialty, such as oncology, cardiovascular, neurology or hematology. All cancers and neoplastic diseases shall be considered within the oncology Therapeutic Area, regardless of the tissue involved or the medical specialty treating such cancer or neoplastic disease.

“Third Party” means any entity other than Curis or Genentech.

“Valid Claim” means a claim of an issued, unexpired patent that has not been found to be unpatentable, invalid or unenforceable by a decision of a court or other authority in the country of the patent, from which decision no appeal is taken or can be taken.

“Valid Claim Product” means any formulation of a Lead Compound that is Covered by the Licensed IP; provided, however, Valid Claim Product excludes any (a) Genentech Modified Product; (b) Licensed Product that is Covered by a Genentech Collaboration Patent and is not Covered by either a Curis Collaboration Patent or a Joint Collaboration Patent; and (c) Non-Collaboration Product.

[**].

Article 2

Research Program

2.1 Research Program Overview. The Parties agree, pursuant and subject to the terms and conditions of this Agreement, to establish a research program under which Curis shall perform certain research on [**], with assistance from Genentech, with the goal of identifying and developing Compounds in the fields of oncology and non-oncology, in accordance with the Research Plan (“Research Program”). Each Party shall use commercially reasonable efforts, in accordance with standard industry practice, to perform its respective responsibilities under the Research Plan, and shall cooperate with and provide reasonable support to the other Party in such other Party’s performance of its responsibilities thereunder. Other than as expressly specified in this Agreement (including pursuant to the Research Plan), or as agreed to in writing by the Parties, development and/or commercialization of Licensed Products incorporating such Compounds, shall be in accordance with Section 3.4.

2.2 Joint Research Committee.

(a) The JRC. Promptly after the Effective Date, the Parties shall establish a Joint Research Committee (“Joint Research Committee” or “JRC”), which shall be responsible for monitoring the Research Program and planning and coordinating activities under the Research Plan. The JRC shall be composed of representatives designated by each Party. Either Party may replace any or all of its representatives at any time upon prior written notice to the other Party; provided, however, if a Party’s representative is unable to attend a meeting, such Party may designate an alternate to attend such meeting and perform the functions of such representative. From time to time, the JRC may establish subcommittees to oversee particular projects or activities, and such subcommittees will be constituted as the JRC approves.

(b) Responsibilities of JRC. The Joint Research Committee shall perform the following functions:

(i) draft, review and amend the Research Plan in writing, as needed, taking into account the activities for which each Party is responsible as set forth in Section 2.3;

(ii) Approve particular Compounds (which shall be proposed to the JRC in accordance with Section 2.4) as Lead Compounds;

(iii) if possible, establish an objective standard for determining whether a given Compound is an Agonist Compound;

(iv) review and approve the allocation of resources and efforts for the Research Program;

(v) evaluate the progress of the Research Program, as compared to the objectives set forth in this Agreement and the Research Plan;

(vi) in accordance with Section 3.3(b), coordinate, and be the primary conduit for, the transfer of materials and Confidential Information between the Parties; and

(vii) perform such other functions referred to in the Research Plan, and as appropriate to further the purposes of the Research Program, or as otherwise specified in this Agreement or agreed to by the Parties.

(c) Decision Making Authority. With respect to the responsibilities of the Joint Research Committee, each Party shall have collectively one (1) vote in all decisions, and the Parties shall attempt to make decisions by consensus. However, if the JRC cannot reach consensus, then Genentech shall have final decision making authority; provided, however, Curis shall not be obligated, as a result of a final decision by Genentech, to violate any obligation or agreement it may have with any Third Party, or to incur any extraordinary costs. By way of example, the JRC shall not obligate Curis to perform activities under the Research Plan beyond those that could reasonably be expected to be performed by the number of FTEs funded by Genentech during the relevant time period or to acquire extraordinarily expensive or large quantities of materials for use under the Research Plan.

(d) Meetings; Minutes. The Joint Research Committee shall meet quarterly, or as more or less often as otherwise agreed by the Parties, at such locations as the Parties agree. The JRC may meet in person, by teleconference, videoconference or as otherwise agreed. Minutes of the JRC meetings shall be taken, and shall, at a minimum, record all decisions made. Such minutes shall be approved by both Parties. A Party may, with the prior consent of the other Party, invite a reasonable number of consultants or scientific advisors to attend the meetings of the JRC, provided that such invitees are bound by appropriate confidentiality obligations. A Party may also, without the prior consent of the other Party, invite a reasonable number its employees to attend JRC meetings.

(e) Other Communications. In addition to formal meetings, the Joint Research Committee representatives shall communicate as necessary to ensure the appropriate direction of the Research Program. Genentech shall have reasonable access to Curis’ facilities and personnel to achieve this goal, including visits by Genentech personnel, upon reasonable notice, and regular phone or electronic mail communications (e.g., up to several times a week when needed). Curis shall use reasonable efforts to accommodate such requests.

(f) Term of JRC Operations. The Joint Research Committee shall meet during the Research Term. Thereafter, the JRC shall cease operations and have no further functions hereunder.

2.3 Responsibilities Under the Research Plan.

(i) Curis. During the Research Term, Curis shall be primarily responsible for the following activities, among others, as specified in the Research Plan: [**]Genentech. During the Research Term, Genentech shall be responsible for the following activities, among others, as specified in the Research Plan:[**].

2.4 Proposal of Compounds as Lead Compounds. Either Curis or Genentech may propose to the Joint Research Committee a particular Compound that was identified by Curis as a Lead Compound. Only Genentech may propose other Compounds as Lead Compounds.

2.5 Information and Reports. During the Research Term, (a) at least once quarterly (and, if the Joint Research Committee is meeting quarterly, at least one week in advance of the JRC meeting), Curis shall provide to a Designated Genentech Recipient a written summary of the research carried out by Curis under the Research Plan and the results of such research including, without limitation, Compounds synthesized or discovered, and results of in vitro and in vivo studies, with significant discoveries or advances being communicated promptly after such results are obtained or their significance is appreciated; and (b) Curis shall also promptly provide to a Designated Genentech Recipient the raw data for work carried out by Curis under the Research Plan, to the extent reasonably requested by Genentech.

2.6 Extension of Research Term. The Research Term may be extended by Genentech in accordance with either or both of the provisions set forth in this Section 2.6.

(a) Oncology Field. No later than sixty (60) days prior to the last day of the Initial Research Term, Genentech shall elect, in its sole discretion, by written notice to Curis, whether or not to extend the Research Term for an additional year to continue collaborative research activities with respect to the field of oncology, subject to Genentech funding FTEs in accordance with Section 3.1(b). The Joint Research Committee shall determine what activities will be performed during such extended Research Term, and such activities will be reflected in an amended Research Plan. In the event that Genentech elects to extend the Research Term under this Section 2.6(a) for such additional year, no later than sixty (60) days prior to the last day of such extended Research Term, Genentech shall make the same election as set forth in the first sentence of this Section.

(b) Non-Oncology Field.

(i) No later than ninety (90) days prior to the last day of the Initial Research Term, Curis shall provide to Genentech a written proposal defining collaborative research activities with respect to the field of non-oncology to be performed during an additional year and specifying the number of FTEs (at each of Curis and/or its Third Party contractors) that Genentech would be obligated to fund to perform such activities. No later than sixty (60) days prior to the last day of the Initial Research Term (or sixty (60) days after receiving such written proposal, if later), Genentech shall elect, in its sole discretion, by written notice to Curis, whether or not to extend the Research Term for an additional year to continue collaborative research activities with respect to the field of non-oncology, subject to Genentech funding FTEs in accordance with Section 3.1(c). The Joint Research Committee shall make a final determination of what activities will be performed during such extended Research Term, and such activities will be reflected in an amended Research Plan. In the event that Genentech elects to extend the Research Term under this Section 2.6(b) for such additional year, Curis shall submit a proposal for one more additional year and Genentech shall make the same election, within the same time periods (with respect to the extended Research Term), as set forth in the first two sentences of this Section.

(ii) In the event that Genentech elects to not extend the Research Term pursuant to this Section 2.6(b) (at either time of election), Genentech’s rights with respect to Agonist Compounds shall terminate, as of the effective date of the written notice of such election, in accordance with Sections 4.1(c) and 5.1(b), and the provisions of Section 5.4 shall apply. In the event that Genentech elects to extend the Research Term at both times of election pursuant to this Section 2.6(b), Genentech’s rights with respect to Agonist Compounds shall remain in full force and effect in accordance with the terms of this Agreement other than Sections 4.2 and 5.1(b).

Article 3

Rights and Responsibilities Generally and Outside of the Research Plan

3.1 Genentech Funded FTEs. Genentech shall fund FTEs under this Agreement (as set forth in this Section 3.1, or as otherwise expressly provided in this Agreement or agreed to in writing by the Parties with reference to this Agreement), and payments for FTEs shall be made in accordance with Section 6.2. Any FTE funded by Genentech under this Agreement shall be skilled in small molecule drug discovery and/or preclinical development, shall possess a bachelor’s degree or higher in a relevant scientific discipline, with the exception of FTEs in the Curis animal facility. At Genentech’s request, Curis shall provide resumes or curriculum vitae for funded FTEs who are Curis employees. Nothing herein is intended to preclude Curis, in its sole discretion, from using unfunded employees or Third Party contractors to perform activities under this Agreement on its behalf, at its expense.

(a) Initial Research Term. During the Initial Research Term, Genentech shall fund [**] FTEs per year to perform activities for which Curis is responsible under the Research Plan. Unless otherwise decided by the Joint Research Committee, each year, [**] of such FTEs shall be assigned to work in the field of oncology and [**] shall be assigned to work in the field of non-oncology. Unless otherwise agreed by the Parties, each year, at least [**] of such FTEs shall be Curis employees.

(b) Extended Research Term for the Oncology Field. If Genentech elects to extend the Research Term in the field of oncology in accordance with Section 2.6(a), unless otherwise agreed in writing by Curis, Genentech shall fund that number of FTEs as is reasonably necessary to perform the activities for which Curis is responsible under the Research Plan for such extended Research Term.

(c) Extended Research Term for the Non-Oncology Field. If Genentech elects to extend the Research Term in the field of non-oncology in accordance with Section 2.6(b), the provisions of this Section 3.1(c) shall apply to each year for which Genentech makes such election. Genentech shall fund at least [**] FTEs to perform activities at Curis; provided, however, if the scope of the activities that will be performed at Curis (as defined in the written proposal from Curis pursuant to Section 2.6(b)) does not require [**] FTEs, Genentech may fund fewer than [**] FTEs to perform activities at Curis. In addition to FTEs to perform activities at Curis, Genentech may fund Curis to engage Third Parties as FTEs to perform work on behalf of Curis.

(d) Additional Research and/or Preclinical Studies. At any time during the Agreement, in addition to FTEs funded by Genentech pursuant to the other provisions of this Section 3.1, upon a request by Genentech, if reasonably possible, Curis shall provide Curis employees as FTEs to perform research and/or preclinical studies on Lead Compounds, subject to Genentech’s funding the FTEs required to perform such activities. If such activities are to be performed during the Research Term, the specifics of the activities to be performed shall be included in the Research Plan. If the Parties agree, and such activities are to be performed after the Research Term, the Parties shall agree, in writing, to the specifics of such activities (including, without limitation, the number of FTEs required, the expected timeframes for performance, and the materials, data and information that the Parties will exchange).

(e) Termination of FTE Funding Obligations. In the event that Curis has less than four million dollars ($4,000,000) in cash and cash equivalents and marketable securities with maturities of less than one year, at the end of a calendar quarter, Genentech may elect upon thirty (30) days written notice, in its sole discretion, to terminate any obligations it has under this Agreement to fund FTEs beyond such calendar quarter.

3.2 Costs Other than Genentech Funded FTEs. Except as otherwise expressly provided herein (including, without limitation, for FTE support under Section 3.1 and as provided in Sections 2.2(c) and 5.9), or agreed to by the Parties in writing, each Party shall be responsible for any and all costs it incurs in performing its obligations under the Research Plan, or otherwise under this Agreement, including, without limitation, the costs of work performed by Third Parties on behalf of a Party.

3.3 Curis Responsibilities.

(a) Provision of Information. Upon the Effective Date, and during the term of the Agreement, in addition to information specified in the Research Plan, Curis shall promptly provide to Genentech all information in Curis’ possession (whether or not Confidential Information) necessary or useful for research, development, manufacturing and/or commercialization of Compounds including, without limitation, information relating to the chemical or molecular structures, patents and patent applications, preclinical data (e.g., PK, ADME and toxicology) and reports on all Compounds within the scope of the licenses granted to Genentech under the Agreement.

(b) Transfer of Information and Materials. Except as otherwise expressly provided in the Agreement or with Genentech’s written agreement, any of Curis’ Confidential Information and materials that Curis or its Third Party contractors provide to Genentech under this Agreement (whether or not under the Research Plan) shall be transferred to Genentech in accordance with the provisions of this Section 3.3(b). Genentech shall notify Curis in writing of one or more Genentech employees who are designated by Genentech to receive such Confidential Information and materials (each, a “Designated Genentech Recipient”); provided, however, Genentech may replace any or all of such Designated Genentech Recipients at any time upon prior written notice to Curis. Curis acknowledges and agrees that any Confidential Information or materials that are not transferred in accordance with the provisions of this Section (including by its Third Party contractors) shall not be subject to any limitations on use, transfer or disclosure by Genentech, notwithstanding anything to the contrary in this Agreement.

3.4 Development and Commercialization of Licensed Products.

(a) Non-Collaboration Products. If, pursuant to Section Article 1(c), Genentech elects to include a molecule as a Compound, such Compound shall be deemed to be a Lead Compound as of the effective date of the written notice of such election, and the provisions of this Section 3.4(a) shall apply following such election. If Curis does not perform Funded Work on such Lead Compound, any formulation of such Lead Compound shall be referred to as a “Non-Collaboration Product.” If Curis performs Funded Work on such Lead Compound, any formulation of such Lead Compound that is Covered by the Licensed IP, other than a Genentech Collaboration Patent, shall be deemed a Valid Claim Product. If Curis performs Funded Work on such Lead Compound, any formulation of such Lead Compound that is Covered by a Genentech Collaboration Patent and not by other Licensed IP, shall be deemed a Genentech Modified Product. Upon agreement by the Parties as to whether or not Curis will perform Funded Work,

Genentech shall provide written notice to Curis documenting the classification of such Lead Compound as a Non-Collaboration Product, a Valid Claim Product or a Genentech Modified Product.

(b) Development. Other than activities under the Research Plan, Genentech shall be solely responsible, at its expense, for undertaking a development program to obtain regulatory approval for Licensed Products in the Field in the Territory. Such program shall include preclinical, clinical, manufacturing and other activities as are necessary or appropriate to bring Licensed Products to market. Genentech shall designate a single point of contact for Curis to contact with questions regarding the preclinical and clinical developmental status of Licensed Products. In addition, Genentech shall provide (and/or cause its Sublicensees to provide) an annual written summary to Curis regarding the status of Licensed Products under clinical development.

(c) Commercialization. Other than the provision of materials by Curis under the Research Plan, Genentech shall be solely responsible for manufacturing Licensed Products and for establishing, controlling and implementing strategies, plans and budgets for the marketing and promotion of Licensed Products in the Field in the Territory.

(d) Diligence. Genentech shall use Commercially Reasonable Efforts to research, develop and/or commercialize at least one (1) Licensed Product in the Field in the Territory. Genentech shall be deemed to be fulfilling such diligence obligation during the first three (3) years following the Effective Date.

3.5 First Right to Negotiate License for Ex Vivo Applications. Curis hereby grants to Genentech a “first right to negotiate” pursuant to which Curis shall (a) notify Genentech in writing if it wishes to license to another party rights to develop and/or commercialize a given Ex Vivo Application; and (b) provide to Genentech all material information related to such Ex Vivo Application that exists and is available to Curis at the time of such notification. Genentech shall notify Curis within forty-five (45) days after receiving such notice and information whether it elects to exercise such first right to negotiate. If Genentech does not so notify Curis, Curis shall be free to grant the rights specified in the original notice to a Third Party. If Genentech does so notify Curis, Curis shall negotiate exclusively with Genentech with respect to such rights for a period not to exceed six (6) months. If an agreement regarding the fundamental terms is not reached within such period, Curis will be free to grant such rights to a Third Party on terms no more favorable to such Third Party than those last offered to Genentech. However, if Curis cannot reach agreement with any Third Party within nine (9) months after concluding negotiations with Genentech, it shall again offer Genentech such rights before offering such rights to another Third Party. Genentech may at any time, in its sole discretion, terminate its rights under this Section 3.5, including terminating any negotiations in progress with Curis.

3.6 First Right to Negotiate License for Curis Compounds. Curis hereby grants to Genentech a “first right to negotiate” pursuant to which Curis shall (a) notify Genentech in writing if it wishes to license to another party rights to develop and/or commercialize a given Curis Compound; (b) identify in such notice the Therapeutic Area in which Curis is developing, or intends to develop, such Curis Compound; and (c) provide to Genentech all material information related to such Curis Compound that exists and is available to Curis at the time of such notification. Genentech shall notify Curis within forty-five (45) days after receiving such notice and information whether it elects to exercise such first right to negotiate; provided, however, Genentech may only exercise such right if, at that the time Genentech notifies Curis that it elects to do so, Genentech is actively researching and/or developing a compound (including, without limitation, Compounds, polypeptides and nucleic acids) in the same Therapeutic Area as that identified in such notice for the Curis Compound, and such compound (y) specifically binds to or interacts with at least one component of [**]; and/or (z) modulates the signaling of [**]. If Genentech does not so notify Curis, Curis shall be free to grant the rights specified in the original notice to a Third Party. If Genentech does so notify Curis, Curis shall negotiate exclusively with Genentech with respect to such rights for a period not to exceed six (6) months. If an agreement regarding the fundamental terms is not reached within such period, Curis will be free to grant such rights to a Third Party on terms no more favorable to such Third Party than those last offered to Genentech. However, if Curis cannot reach agreement with any Third Party within nine (9) months after concluding negotiations with Genentech, it shall again offer Genentech such rights before offering such rights to another Third Party. Genentech may at any time, in its sole discretion, terminate its rights under this Section 3.6, including terminating any negotiations in progress with Curis.

3.7 Development by Curis Outside of Research Plan. Genentech may, in its sole discretion, offer to Curis, on terms to be decided by Genentech, the opportunity to perform research and development with respect to a specific Licensed Product in the field of non-oncology, other than pursuant to the Research Plan. Curis has no obligation to accept such offer.

Article 4

Exclusivity / Independent Program for [**]

4.1 Exclusivity by Curis.

(a) Exclusivity by Curis. Other than in the performance of activities under this Agreement or under the Curis Stem Cell License, Curis shall not (i) engage in any screening, research, development or commercialization activities for the intended purpose of modulating [**], other than Ex Vivo Applications; or (ii) grant any rights enabling any Third Parties to do so including, without limitation, rights to use the Columbia University Stem Cell Assays to identify, discover or research Compounds.

(b) Exclusivity by Third Party Contractors. In addition to the provisions of Section 8.1(b), prior to engaging a Third Party contractor to perform activities on behalf of Curis under this Agreement related to a given target, Compound(s) and/or [**], Curis shall obtain Genentech’s prior written consent (i) to use such Third Party contractor to perform such activities; and (ii) to provisions in the agreement with such Third Party contractor governing such activities (A) regarding restrictions on the work that such Third Party contractor may perform (either internally or with another Third Party) related to such target, Compound(s) and/or [**]; and (B) requiring that employees of such Third Party contractor performing such activities be devoted exclusively to such activities, if reasonably possible, or alternatively that such employees not be allowed to perform work on [**] (either internally or for another Third Party) for a period of five (5) years after such activities to be performed on behalf of Curis are completed; or (C) alternative restrictions and requirements to those in (A) and (B), as agreed to by the Parties.

(c) Limitation on Scope of Exclusivity. Only in the event that, pursuant to Section 2.6(b), Genentech elects to not extend the Research Term in the field of non-oncology (at either time of election), as of the effective date of the written notice of such election, Agonist Compounds shall automatically be excluded from the scope of the limitations set forth in the foregoing provisions of this Section 4.1.

4.2 Genentech Independent Program. Curis acknowledges and agrees that Genentech may have an independent [**] program (e.g., internally or with a Third Party), the results of which, unless expressly included under this Agreement in accordance with Sections Article 1(c) or 2.4, shall not be subject to any of the provisions hereof.

Article 5

Licenses

5.1 Genentech License.

(a) License Grant. Subject to the terms and conditions of this Agreement (including the other provisions of this Section 5.1), Curis hereby grants to Genentech a royalty-bearing, exclusive, sublicensable license (in accordance with Section 5.8(a)), under the Licensed IP, (i) to make, use, offer for sale, sell and import Compounds (subject to Section 5.1(b)) in the Field in the Territory; and (ii) to otherwise perform its obligations and exercise its rights under this Agreement. The foregoing license is referred to in this Agreement as the “Genentech License.”

(b) Limitation on Compounds. Only in the event that, pursuant to Section 2.6(b), Genentech elects to not extend the Research Term in the field of non-oncology (at either time of election), as of the effective date of the written notice of such election, Agonist Compounds shall automatically be excluded from the scope of the Genentech License.

5.2 Genentech Research License. Subject to the terms and conditions of this Agreement (including Section 5.4(c)), Curis hereby grants to Genentech a fully-paid, non-exclusive, non-sublicensable (but exercisable by a Third Party in accordance with Section 5.8(b)) license, under the Licensed IP, for internal research purposes other than the discovery of Compounds. The foregoing license is referred to in this Agreement as the “Genentech Research License.”

5.3 Curis Research Licenses. (a) Research Under the Agreement. Subject to the terms and conditions of this Agreement, Genentech hereby grants to Curis a fully-paid, non-exclusive, non-sublicensable (but exercisable by a Third Party in accordance with Section 5.8(b)) license, under intellectual property rights Controlled by Genentech (including under the Genentech License), but excluding the Excluded Genentech IP, for the purpose of performing Curis’ responsibilities under the Research Plan and preclinical studies pursuant to Section 3.1(d).

(b) Research Outside the Agreement.

(i) License Grant. Subject to the terms and conditions of this Agreement (including the other provisions of this Section 5.3(b) and Genentech’s “first right to negotiate” pursuant to Section 3.6), Genentech hereby grants to Curis a fully-paid, non-exclusive, non-sublicensable (and not exercisable by a Third Party in accordance with Section 5.8(b)) license, under the Genentech License (but excluding any rights under either Party’s respective interests in the Genentech Collaboration IP), to make, use and import Compounds Approved for Curis Work (in accordance with Section 5.6), but solely for internal research purposes (i.e., not for use on behalf of a Third Party) limited to the proliferation and differentiation of cell populations for Non-Oncology Indications. The foregoing license is referred to in this Agreement as the “Curis Stem Cell License.”

(ii) Reports of Results to Genentech. For as long as the Curis Stem Cell License is in effect, at least once quarterly, Curis shall provide to Genentech a written summary of the research carried out by Curis under the Curis Stem Cell License and the results of such research.

(iii) Disclosure of Results to Others. Without Genentech’s prior written consent, which consent is in its sole discretion, Curis shall not disclose by any means (including, without limitation, electronically or orally, or in patent applications or academic publications) any information related to Compounds (including, without limitation, the structure or identities thereof) that are the subject of research pursuant to the Curis Stem Cell License including, without limitation, the results of any such research.

(iv) No Other Genentech IP. Curis acknowledges and agrees that the Curis Stem Cell license does not include any intellectual property rights owned or Controlled by Genentech other than those expressly included in such license.

5.4 License to Curis for Agonist Compounds. Only in the event that, pursuant to Section 2.6(b), Genentech elects to not extend the Research Term in the field of non-oncology (at either time of election), as of the effective date of the written notice of such election, the following provisions shall apply:

(a) License Grant. Genentech hereby grants to Curis a fully-paid, exclusive (subject to Section 5.4(b)), sublicensable (in accordance with Section 5.8(a)) license, under Genentech’s interests in the Curis Collaboration IP and the Joint Collaboration IP, to make, use, offer for sale, sell and import Agonist Compounds.

(b) Genentech Retained Rights. The license granted to Curis under Section 5.4(a) shall be subject to a fully-paid, non-exclusive, non-sublicensable (but exercisable by a Third Party in accordance with Section 5.8(b)) license to Genentech for research purposes. Genentech agrees to not commercialize Genentech Modified Products that are Agonist Compounds.

(c) Limitation on Genentech Research License. Agonist Compounds shall automatically be excluded from the scope of the Genentech Research License.

(d) Limitation on Non-Oncology Indication Milestones. Genentech and its Sublicensees shall have no further obligation to pay Milestone Payments for Non-Oncology Indications.

5.5 License to Curis for Ex Vivo Applications. Genentech hereby grants to Curis a fully-paid, exclusive, sublicensable (in accordance with Section 5.8(a)) license, under Genentech’s interests in the Curis Collaboration IP and the Joint Collaboration IP, to make, use and import Compounds Approved for Curis Work (in accordance with Section 5.6), but solely for use in Ex Vivo Applications. The foregoing license is referred to in this Agreement as the “Curis Ex Vivo Application License.”

5.6 Compounds Approved for Curis Work. At any time during the Agreement, Curis may, by written notice to Genentech, request that a given Compound be approved for use pursuant to the Curis Stem Cell License and/or the Curis Ex Vivo Application License. Genentech shall approve or disapprove any such request by written notice to Curis within thirty (30) days of receipt of such request from Curis, such approval not to be unreasonably withheld. Any Compound approved by Genentech shall be referred to as a “Compound Approved for Curis Work.” In no event shall any Lead Compound be a Compound Approved for Curis Work.

5.7 No Implied Licenses. Each Party acknowledges that the licenses granted under this Article 5 are limited to the scope expressly granted, and all other rights under a Party’s intellectual property rights are expressly reserved to the granting Party. Without limiting the foregoing, it is understood that where a license under a Party’s intellectual property rights is granted to the other Party under this Article 5 for a particular purpose, the granting Party retains all of its rights under its intellectual property rights for all purposes not expressly licensed under this Agreement.

5.8 Sublicenses; Exercise of Licensed Rights by Third Parties.

(a) Sublicenses. Any sublicense granted under a sublicensable license may be further sublicensed by a sublicensee to multiple tiers of sublicensees.

(b) Exercise of Licensed Rights by Third Parties. Unless otherwise expressly provided in this Agreement, the rights granted to a Party under the licenses granted hereunder may be exercised by a Third Party on such Party’s behalf, whether or not such license is non-sublicensable.

5.9 Payments to Third Parties. Curis shall bear all costs associated with license agreement(s) between Curis and a Third Party that are in effect as of the Effective Date including, without limitation, license fees, milestone payments and royalty payments required under such license agreement(s) that become due as a result of transactions and activities contemplated by this Agreement. Subject to Royalty Offsets, Genentech shall bear all other costs associated with the license of intellectual property rights from Third Parties for the research, development and commercialization of Licensed Products; provided, however, Curis shall not incur any such costs without Genentech’s prior written consent, which shall not be unreasonably withheld, and Genentech’s obligation to bear such costs shall be limited to the proportionate costs of such licenses for uses related to Licensed Products (and not for other purposes).

5.10 Maintenance of Licensed IP.

(a) Restrictions on Licensed IP. With respect to any Compound that is included in the scope of the Genentech License, Curis shall not license (except by Curis to Genentech pursuant to the licenses granted hereunder), assign, dispose of, encumber or otherwise impair any portion of its interest in the Licensed IP that relates to any such Compound, without the prior written consent of Genentech.

(b) Licensed from Third Parties. If any of the Licensed IP is Controlled by Curis by virtue of an agreement with a Third Party, Curis shall not intentionally commit any acts or omissions that could cause a material breach of any agreement pursuant to which Curis has rights that it has sublicensed to Genentech under the Genentech License, such that its Third Party licensor would be entitled to terminate such agreement or amend it in any way that would adversely affect the Genentech License. In addition, without the prior written consent of Genentech, Curis shall not exercise any rights it may have with respect to any such agreement or amend, or waive any of its rights under, such agreement in any way that would adversely affect the Genentech License.

Article 6

License Fee, FTE Support and Milestone Payments

6.1 License Fee. In partial consideration of the licenses and other rights granted by Curis to Genentech hereunder, Genentech shall pay to Curis a one-time, non-refundable license fee of three million U.S. dollars (U.S. $3,000,000) within thirty (30) days after the Effective Date.

6.2 Payments for Genentech Funded FTEs; Outsourcing. Genentech shall fund FTEs under this Agreement, as provided in Section 3.1, at an FTE rate of [**] U.S. dollars (U.S. $[**]) per FTE per year, payable quarterly in advance. Following each calendar quarter, Curis shall send an invoice to Genentech for payments due pursuant to Section 3.1 and for the reasonable, documented direct costs of any other work (i.e., other than FTE costs) that was outsourced by Curis with Approval by the JRC. All such invoices shall be sent to Genentech at the address in the preamble of this Agreement, to the attention of Senior Group Controller, Research, M/S 33. Genentech shall pay any uncontested amounts due to Curis within thirty (30) days after receipt of such invoices. Genentech funded FTEs shall include FTEs that are Curis employees or Third Party contractors performing activities on behalf of Curis under this Agreement in accordance with the provisions of this Agreement.

6.3 Milestones.

(a) Milestone Payments. Subject to Section 5.4(d), promptly after achievement by Genentech or its Sublicensees of the first occurrence of each milestone event (set forth in the table in Section 6.3(b)) with respect to any Licensed Product, Genentech or its Sublicensees shall notify Curis of such achievement and, within thirty (30) days of such achievement, shall pay to Curis the following non-refundable milestone payments (each payment, a “Milestone Payment”). By way of example only, if the milestone event of dosing of the first patient in the first Phase I study is achieved by more than one Licensed Product, the corresponding Milestone Payment shall only be due for the first such Licensed Product to achieve such milestone event.

(b) Milestone Schedule.

Milestone Event (with respect to any Licensed Product)	Milestone Payment (in U.S. dollars)
first designation by Genentech of a Lead Compound as a developmental research candidate by the Research Review Committee (or other committee performing the equivalent function)	$	[**]

first administration to an animal in a GLP toxicology study sufficient for meeting FDA requirements to support Phase 1 clinical plans	$	[**]

filing an IND in any one Major Market country: [**] [**]	$ $	2,000,000 1,000,000

dosing the first patient in the first Phase II clinical trial: [**] [**] [**] [**]	$ $ $ $	[**] [**] [**] [**]

Milestone Event (with respect to any Licensed Product)	Milestone Payment (in U.S. dollars)
dosing the first patient in either the first Phase II/III clinical trial or the first Phase III clinical trial (whichever is earlier): [**] [**] [**] [**]	$ $ $ $	[ [ [ [	**] **] **] **]

filing a Marketing Approval Application in: [**] [**] [**] [**]	$ $ $	[ [ [	**] **] **]

[**] [**] [**] [**]	$ $ $	[ [ [	**] **] **]

[**] [**] [**] [**]	$ $ $	[ [ [	**] **] **]

[**] [**] [**] [**]	$ $ $	[ [ [	**] **] **]

First Commercial Sale in: [**] [**] [**] [**]	$ $ $	[ [ [	**] **] **]

Milestone Event (with respect to any Licensed Product)	Milestone Payment (in U.S. dollars)
[**] [**] [**] [**]	$ $ $	[ [ [	**] **] **]

First Marketing Approval in: [**] [**] [**] [**]	$ $ $	[ [ [	**] **] **]
[**] [**] [**] [**]	$ $ $	[ [ [	**] **] **]

Article 7

Royalties

7.1 Royalty Payments and Rates. Genentech shall pay (or cause to be paid) to Curis royalties as a percentage of Net Sales of Licensed Products (“Royalty Payments”) in the Territory, based on the Royalty Rates and the Royalty Terms, subject to Royalty Offsets, the Minimum Royalty Rates and the other provisions of Article 7:

Licensed Product	Royalty Rate (prior to Royalty Offsets)		Minimum Royalty Rate (with Royalty Offsets)
Valid Claim Product	[	**]%	[	**]%
Genentech Modified Product	[	**]%	[	**]%
Know-How Product	[	**]%	[	**]%
Non-Collaboration Product	[	**]%	[	**]%

7.2 Royalty Terms; Fully Paid Licenses. (a) Royalty Terms. The Royalty Term for each Licensed Product shall begin on the date of the first commercial sale of such Licensed Product in a particular country, and continue, on a Licensed Product-by-Licensed Product and country-by-country basis:

(i) in the case of a Valid Claim Product, until the expiration of the last-to-expire Valid Claim in the Licensed IP that Covers such Valid Claim Product;

(ii) in the case of a Genentech Modified Product, until the earlier of (A) [**] years from the date of such first commercial sale, for sales in the United States; or [**] years from the date of such first commercial sale, for sales outside the United States; or (B) approval by the FDA or other relevant regulatory authority in such country of an ANDA for which the reference drug is such Genentech Modified Product;

(iii) in the case of a Know-How Product, until [**] years from the date of such first commercial sale of such Know-How Product in such country; and

(iv) in the case of a Non-Collaboration Product, until the expiration of the last-to-expire Valid Claim in the Licensed IP that Covers such Non-Collaboration Product.

(b) Fully Paid Licenses. Upon expiration of the Royalty Payment obligation for a particular Licensed Product in a given country, the Genentech License granted to Genentech under this Agreement with respect to such Licensed Product in such country shall become fully paid and irrevocable.

7.3 Royalty Offsets. Reductions of Royalty Payments made under this Section 7.3(a) are applicable to Royalty Payments due under Article 7, and shall be referred to collectively as “Royalty Offsets.” Each of the following royalty offset mechanisms shall operate independently, and either or both may apply to a given Licensed Product; provided, however, in no event shall the effective Royalty Rate for a given Valid Claim Product, Genentech Modified Product, Know-How Product or Non-Collaboration Product, in a given country, be less than the Minimum Royalty Rate for such product.

(a) Royalties Due to Third Parties. With respect to a given Licensed Product, if Genentech (and/or its Sublicensees) obtains a license(s) under intellectual property rights of a Third Party(ies), and pays a royalty to such Third Party(ies), in order to make, use, offer for sale, sell or import such Licensed Product in a particular country, the amount of the Royalty Payments due for such Licensed Product in a such country shall be reduced by [**]percent ([**]%) of the amount of the royalties owed by Genentech (and/or its Sublicensees) to such Third Party(ies) for such license(s).

(b) Competing Products. With respect to a given Licensed Product, if a Competing Product is being sold by a Third Party in a particular country, the applicable Royalty Rate for such Licensed Product in such country shall be reduced by [**] percent ([**]%) for as long as such Competing Product is being sold in such country without a license from Genentech under the Licensed IP.

7.4 Single Royalty. In no event shall more than one Royalty Payment be due to Curis hereunder with respect to the sale of a particular Licensed Product, even if such Licensed Product contains more than one Compound, or such Licensed Product or its manufacture or use is Covered by more than one Valid Claim in the Licensed IP.

7.5 Payments, Reports and Audits. The following terms and conditions shall apply to Royalty Payments under this Agreement:

(a) Payments and Reports. Genentech shall make Royalty Payments to Curis or its designee quarterly within ninety (90) days following the end of each calendar quarter in which Royalty Payments are due. Each Royalty Payment shall be accompanied by a written report, setting forth all the information necessary for the calculation of such payment. Unless otherwise requested, or consented to in writing, by Curis, all Royalty Payments and reports related to Net Sales by Genentech’s Sublicensees shall be made to Curis by Genentech together with (or as a part of) Genentech’s payments and reports.

(b) Records. Genentech shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing Net Sales and demonstrating the calculation of Royalty Payments. Such books of account and the supporting data and other records shall be kept at the principal place of business of Genentech. Genentech’s books and records shall be open at all reasonable times, for two (2) calendar years following the end of the calendar quarter to which they pertain, for examination in accordance with the provisions of Section 7.5(c); provided, however, any given set of books and records may only be examined once.

(c) Audits. At the request and expense of Curis, Genentech shall permit a nationally recognized independent certified public accountant, selected by Curis and reasonably acceptable to Genentech, to examine, not more than once in any four (4) consecutive calendar quarters during the period in which Genentech has an obligation to pay Royalty Payments under this Agreement, such books of account and records under Section 7.5(b) as may be necessary to determine the correctness of any report or payment related to Royalty Payments under this Agreement. Such examination shall be made during regular business hours and upon at least twenty (20) business days prior written notice. After review of the accountant’s examination report, Genentech shall promptly pay any uncontested, understated Royalty Payments. Any overpayment of Royalty Payments shall be promptly refunded or fully creditable against amounts payable in subsequent payment periods, at Genentech’s election. Genentech shall pay contested, understated Royalty Payments, if any, that are due promptly after the dispute is resolved, in accordance with the provisions of Article 14. If such accountant reasonably determines that Royalty Payments payable under this Agreement have been, for any four (4) consecutive calendar quarters in total, understated by more than five percent (5%), and such determination is uncontested by Genentech (or if contested, such determination is found to be correct), Genentech shall pay the reasonable costs of the examination. The Parties agree that all information subject to review under this Section 7.5(c) is Confidential Information of Genentech and may only be used for purposes germane to this Section 7.5(c), and that Curis shall retain and cause its accountant to retain all such information in confidence.

(d) Mode of Payment; Foreign Exchange. All payments due under this Agreement shall be made in United States dollars via wire transfer of immediately available funds, or by check if requested by Curis, and shall be made where directed by Curis from time to time. For the purpose of computing Net Sales in a currency other than United States Dollars, such currency shall be converted into United States Dollars in accordance with Genentech’s customary and usual translation procedures consistently applied

(e) Taxes. Each Party shall comply with applicable United States Internal Revenue Service guidelines regarding filing and reporting for income tax purposes. Neither Party shall treat their relationship under this Agreement as a pass through entity for tax purposes. All Royalty Payments shall be free and clear of any taxes, duties, levies, fees or charges, except for withholding taxes. Genentech or its Sublicensee shall pay any withholding tax due on behalf Curis and such withholding taxes shall be deducted from all payments due hereunder. The Parties and any Sublicensees shall cooperate to take advantage of the benefit of any double taxation treaty(ies) that may be applicable.

(f) Blocked Currency. In each country where the local currency is blocked and cannot be removed from such country, Royalty Payments related to Net Sales of Licensed Products sold in such country shall continue to be accrued without interest in such country, and shall continue to be reported, but such Royalty Payments will not be paid until they may be removed from such country. At such time as Genentech or its Sublicensee, as the case may be, is able to remove currency from such country, it shall also remove and pay such accrued Royalty Payments.

Article 8

Materials; Intellectual Property

8.1 Materials.

(a) Ownership. Except as otherwise expressly provided herein, as between the Parties, Genentech shall own all right, title and interest in and to all (i) materials provided by Genentech to Curis under this Agreement; and (ii) materials created by Curis, and/or provided by Curis to Genentech, under this Agreement including, without limitation, Compounds.

(b) Use by Curis. In addition to the provisions of Section 4.1, Curis agrees that it shall use the Compounds and any other materials owned by Genentech pursuant to Section 8.1(a) only in connection with activities performed under this Agreement, or pursuant to licenses granted to Curis under this Agreement, and it shall not transfer such materials to any Third Party, except in accordance with the provisions of this Section 8.1(b). Curis may only transfer such materials to a Third Party that is contractually bound in writing to Curis (including, without limitation, being bound by confidentiality obligations substantially the same as set forth in Section 9.1, and agreeing to use such transferred materials only on behalf of Curis solely for the purposes of this Agreement and to not further transfer such materials).

(c) Tumor Xenograft Samples. The Parties agree that the ownership and use of any “Tumor Xenograft Samples” (as defined in the Hedgehog Agreement) transferred by Curis to Genentech shall be governed by the Hedgehog Agreement.

8.2 Definition of Collaboration Inventions and Collaboration Patents.

(a) Collaboration Inventions. “Collaboration Invention” means any invention, whether or not patentable, including any Know-How, discovered, conceived or reduced to practice (i) as a result of either Party performing its obligations under the Research Plan; or (ii) as a result of any activities by or on behalf of Curis (whether or not such activities are performed under this Agreement, but excluding activities that are the subject of research pursuant to the Curis Stem Cell License) during the term of the Agreement, to the extent such invention relates to [**]. Any Collaboration

Invention that is discovered, conceived or reduced to practice solely by Genentech’s employees or its Third Party contractors is referred to as a “Genentech Collaboration Invention.” Any Collaboration Invention that is discovered, conceived or reduced to practice solely by Curis’ employees or its Third Party contractors is referred to as a “Curis Collaboration Invention.” Any Collaboration Invention that is discovered, conceived or reduced to practice jointly by Genentech’s employees or its Third Party contractors and Curis’ employees or its Third Party contractors is referred to as a “Joint Collaboration Invention.”

(b) Collaboration Patents. “Genentech Collaboration Patent” means any Patent, to the extent it claims a Genentech Collaboration Invention. “Curis Collaboration Patent” means any Patent, to the extent it claims a Curis Collaboration Invention. “Joint Collaboration Patent” means any Patent, to the extent it claims a Joint Collaboration Invention.

8.3 Inventorship. The determination of inventorship of Collaboration Inventions shall be made in accordance with United States patent law.

8.4 Disclosure. Each Party shall promptly disclose to the other any Collaboration Inventions discovered, conceived or reduced to practice by such Party’s employees or its Third Party contractors during the term of the Agreement. During the term of the Agreement, Curis shall promptly disclose to Genentech all intellectual property owned or Controlled by Curis (including, without limitation, any for which it acquires Control after the Effective Date) that Curis knows or has reason to know is within the scope of the licenses granted to Genentech hereunder.

8.5 Ownership and Use. (a) Ownership. Genentech and Curis shall jointly own all Collaboration Inventions and Collaboration Patents. Each Party shall require all of its employees and its Third Party contractors, to assign to such Party any Collaboration Inventions discovered, conceived or reduced to practice by such employees or Third Party contractors, and to cooperate with such Party in connection with obtaining patent protection therefor. The Parties agree to reasonably cooperate with each other to effectuate ownership of Collaboration Inventions and Collaboration Patents as set forth in this Section 8.5(a) including, but not limited to, by executing and recording documents.

(b) Use. During the term of the Agreement, except for the licenses granted hereunder, without the prior written consent of the other Party, neither Party has the right to exploit (directly or through licensees or other Third Parties) any Collaboration IP. Following any termination or expiration of this Agreement, subject to the licenses granted under this Agreement that remain in effect after such termination or expiration, and subject to licenses granted under any other agreements between the Parties, neither Party shall have an obligation to account to the other, or obtain the consent of the other, with respect to the exploitation (directly or through licensees or other Third Parties) of any Collaboration IP, and each Party hereby waives any right it may have under the laws of any jurisdiction to require such an accounting or consent.

8.6 Patent Prosecution and Maintenance. (a) Definitions. Except as otherwise expressly provided, the following definitions are used only for the purposes of this Section 8.6:

(i) “Prosecution and Maintenance” or “Prosecute and Maintain,” with regard to a particular Collaboration Patent, means the preparation, filing, prosecution and maintenance of such Collaboration Patent, as well as re-examinations, reissues, requests for patent term extensions and the like with respect to such Collaboration Patent, together with the conduct of interferences, the defense of oppositions and other similar proceedings with respect to such Collaboration Patent.

(ii) “Outside Counsel” means outside counsel agreed to by both Genentech and Curis.

(b) Outside Counsel. The Parties shall use Outside Counsel to Prosecute and Maintain all Collaboration Patents.

(c) Curis Collaboration Patents and Joint Collaboration Patents. The Parties shall agree on specific Curis Collaboration Patents and Joint Collaboration Patents to be Prosecuted and Maintained; Genentech shall be solely responsible for identifying the specific countries for, and bearing the costs of, such Prosecution and Maintenance. The Outside Counsel shall seek the advice of each Party with respect to such agreed upon Prosecution and Maintenance, and shall give reasonable consideration to any advice promptly provided by either Party. In the event that Curis desires to Prosecute and Maintain Curis Collaboration Patents or Joint Collaboration Patents not agreed to by Genentech, Curis may do so, using Outside Counsel; Curis shall be solely responsible for identifying the specific countries for, and bearing the costs of, such Prosecution and Maintenance. If any patent application filed at Curis’ expense issues as a patent in a given country, Genentech shall reimburse Curis for [**] percent ([**]%) of the reasonable, documented costs incurred by Curis for such application up to that time, and shall bear [**] percent ([**]%) of all future costs in such country (unless otherwise agreed by Curis in writing).

(d) Genentech Collaboration Patents. Genentech alone shall advise the Outside Counsel with respect to the Prosecution or Maintenance of Genentech Collaboration Patents. Curis shall, at its own expense, reasonably cooperate with and assist Genentech, at Genentech’s request, in connection with the Prosecution and Maintenance Patents covering Genentech Collaboration Inventions including, without limitation, by making scientists and scientific records reasonably available to Genentech.

8.7 Enforcement and Defense. Genentech shall be solely responsible for enforcing and defending the Licensed IP, at its sole discretion and expense. At Genentech’s request and expense, Curis shall cooperate reasonably with Genentech in connection with any such enforcement or defense.

8.8 Third Party Claims. If a claim of infringement is brought by a Third Party against Genentech on account of the manufacture, use, offer for sale, sale or import of any Licensed Product, Genentech shall be solely responsible for defending such Third Party claim, at its sole discretion and expense. At Genentech’s request and expense, Curis shall cooperate reasonably with Genentech in connection with any such defense.

Article 9

Confidentiality

9.1 Confidentiality. Except to the extent expressly authorized by this Agreement, or otherwise agreed in writing, each Party (as a “Receiving Party”) in possession of the Confidential Information of the other Party (as a “Disclosing Party”) agrees: (a) to hold the Disclosing Party’s Confidential Information in confidence; and (b) to only use such Disclosing Party’s Confidential Information in connection with activities contemplated by this Agreement or in order to further the purposes of this Agreement. The foregoing confidentiality and use restrictions shall not apply to a Disclosing Party’s Confidential Information to the extent that the Receiving Party establishes by written evidence that such Confidential Information:

(i) was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(iii) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;

(iv) was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or

(v) was subsequently developed by or on behalf of the Receiving Party without use of the Disclosing Party’s Confidential Information.

9.2 Disclosures.

(a) Legal Compliance. A Party may disclose the other Party’s Confidential Information to comply with the order of a court, applicable laws or governmental regulations, but only to the extent such disclosure is reasonably necessary for such compliance; provided, however, except for disclosures otherwise permitted under this Section 9.2, or as otherwise required or necessitated by law, such Party shall provide prompt notice of such disclosure requirement to such other Party and provide reasonable assistance to enable such other Party to seek a protective order or otherwise prevent such disclosure.

(b) Regulatory Authorities. A Party may disclose the other Party’s Confidential Information to the extent such disclosure is required to comply with applicable governmental regulations or to conduct preclinical or clinical trials related to Licensed Products.

(c) Patent Prosecution. Genentech may disclose Curis’ Confidential Information to the extent such disclosure occurs in the filing or publication of any patent application or patent on inventions, subject to the provisions of Section 8.6. With respect to patent applications for inventions (other than Collaboration Inventions) arising from research under the Curis Stem Cell License or the use of Compounds, Curis shall submit any such applications to Genentech for review prior to filing such applications, and Curis shall remove any information related to Compounds in such applications, as requested by Genentech, in its sole discretion.

(d) Publications. Subject to Section 9.2(e), in the event a Party wishes to publish or orally present information relating to or arising from the Research Program, such Party shall submit to the other Party all materials related to the proposed publication or presentation (including, without limitation, posters, abstracts, manuscripts and written descriptions of oral presentations) at least thirty (30) days (or seven (7) days, in the case of abstracts) prior to the date of submission for publication or the date of presentation, whichever is earlier, of any of such submitted materials. The other Party shall review such submitted materials and respond to the submitting Party as soon as reasonably possible, but in any case within thirty (30) days (or seven (7) days, in the case of abstracts) of receipt thereof. At the request of the reviewing Party, the submitting Party shall (i) modify or delete from such proposed publication or presentation any Confidential Information of the reviewing Party; and/or (ii) delay such proposed publication or presentation to permit the preparation and filing of a patent application.

(e) Restricted Disclosure. Except as otherwise expressly provided, Curis shall not disclose by any means (including electronically and/or orally) any (i) information related to [**] (including, without limitation, the identities of any targets of Compounds); or (ii) chemical entities known by Curis to be Compounds, and any information specifically related to such Compounds, without Genentech’s prior written consent, which consent is in its sole discretion.

(f) Permitted Third Parties. A Receiving Party may disclose and grant use of particular Confidential Information of the Disclosing Party to such Receiving Party’s permitted sublicensees, agents, consultants, clinical investigators, collaborators or contractors as such Receiving Party reasonably determines is necessary to receive the benefits of or fulfill its obligations pursuant to this Agreement; provided, however, any such permitted sublicensees, agents, consultants, clinical investigators, collaborators or contractors must be contractually bound in writing by confidentiality obligations substantially the same as set forth in Section 9.1 to hold in confidence and not make use of such Confidential Information for any purpose other than those permitted by this Agreement. Nothing in this Article 9 shall restrict either Party from using or disclosing any of its own Confidential Information for any purpose whatsoever. Further, Genentech may disclose Curis’ Confidential Information to potential collaborators or Sublicensees, for the limited purpose of evaluating such collaboration or license and under appropriate conditions of confidentiality, only to the extent necessary and with the agreement by such potential collaborators or Sublicensees to maintain such Confidential Information in strict confidence.

(g) Publicity and Disclosure Relating to this Agreement. Neither Party shall issue press releases or make any public announcements relating to this Agreement for any purpose whatsoever without the other Party’s prior written approval. Except as otherwise provided in Article 9, neither Party shall disclose the activities being performed by the Parties hereunder or the terms and conditions of this Agreement (including, without limitation, the financial terms) to any Third Party without the other Party’s prior written consent; provided, however, such approval shall not be unreasonably withheld if required pursuant to the disclosure requirements of the U.S. Securities and Exchange Commission or the national securities exchange or other stock market on which such Party’s securities are traded.

9.3 Continuing Obligation. This Article 9 shall survive the expiration or termination of this Agreement for a period of five (5) years.

9.4 Termination of Prior Agreements. As of the Effective Date, this Agreement supersedes the Mutual Confidentiality Agreement between the Parties effective as of October 11, 2004, but only insofar as it relates to the subject matter of this Agreement. All “INFORMATION” (as defined in such confidentiality agreement) exchanged between the Parties thereunder relating to the subject matter of this Agreement shall be deemed Confidential Information hereunder and shall be subject to the provisions of this Article 9.

Article 10

Term; Termination

10.1 Term. This Agreement shall be effective as of the Effective Date. Unless sooner terminated as provided in this Article 10, this Agreement shall remain in effect until Curis is no longer entitled (in fact or potentially) to receive Royalty Payments from Genentech pursuant to Section 7.1.

10.2 Termination by Genentech for Convenience. Genentech shall have the right to terminate this Agreement in its entirety, in its sole discretion, at any time after the first anniversary of the Effective Date, upon six (6) months written notice to Curis, if such termination is to be effective prior to the end of the Initial Research Term, and upon sixty (60) days written notice otherwise. In the event that Genentech terminates this Agreement pursuant to this Section 10.2, the following provisions shall apply:

(a) subject to Sections 10.5(a) and 10.5(b), the Genentech License shall terminate as of the effective date of such termination;

(b) Genentech shall have no obligation to make any further payments under Article 6;

(c) Curis hereby automatically grants to Genentech an exclusive, sublicensable (in accordance with Section 5.8(a)) license, under Curis’ interests in the Genentech Collaboration IP, and Genentech shall pay a royalty of [**] percent ([**]%) on net sales of products that are Covered by a Genentech Collaboration Patent, as a royalty payment to Curis;

(d) Genentech agrees to not commercialize Genentech Modified Products or Valid Claim Products; and

(e) upon a written request from Curis within sixty (60) days of the effective date of such termination, the Parties shall enter into a license agreement, pursuant to which (A) Genentech shall grant to Curis a royalty-bearing, sublicensable, exclusive license, under Genentech’s interest in the Joint Collaboration IP and the Curis Collaboration IP, to make, use, offer for sale, sell and import Compounds; and (B) Curis shall pay Genentech a royalty of [**] percent ([**]%) of net sales of Compounds that are Covered by a Joint Collaboration Patent.

10.3 Termination by a Party for Material Breach.

(a) Generally. Subject to Section 10.3(b), either Party may terminate this Agreement, by written notice to the other Party, for any material breach of this Agreement by the other Party, if such breach is not cured within sixty (60) days after the breaching Party receives written notice of such breach from the non-breaching Party; provided, however, if such breach is not capable of being cured within such sixty (60) day period, the cure period shall be extended for such amount of time that the Parties agree to in writing is reasonably necessary to cure such breach, so long as the breaching Party is making diligent efforts to do so. Such termination shall be effective upon expiration of the cure period. Any dispute as to whether a notice of termination pursuant to this Section 10.3(a) is proper, or whether a breach has occurred, is material or has been cured, shall be resolved as provided pursuant to Article 14. In such event, if the allegedly breaching Party is found to be in material breach, such breaching Party shall have sixty (60) days (or longer, as determined during the resolution of such dispute) to cure such material breach following receipt of notice of the resolution of such dispute.

(b) Related to a Licensed Product. If Curis has the right to terminate this Agreement due to a material breach by Genentech, and if such breach relates solely to a particular Licensed Product, then Curis may only exclude such Licensed Product from the scope of the Genentech License, and Curis may not terminate the entire Agreement.

(c) Effects of Termination by Genentech for Material Breach by Curis. In the event that Genentech terminates this Agreement pursuant to Section 10.3(a), the following provisions shall apply:

(i) as of the effective date of such termination, the Genentech License granted to Genentech hereunder shall become irrevocable and, Genentech shall pay a royalty of one percent (1%) on Net Sales of Licensed Products that are Covered by the Licensed IP, excluding any Genentech Collaboration Patents, as a Royalty Payment (in lieu of a royalty based on the Royalty Rates, Royalty Terms and Royalty Offsets set forth in Article 7); provided, however, if such termination is due to a breach by Curis of Article 4, the Genentech License shall become fully paid;

(ii) Genentech shall have no obligation to make any further payments under Article 6; and

(iii) the Curis Stem Cell License shall terminate as of the effective date of such termination.

(d) Effects of Termination by Curis for Material Breach by Genentech. In the event that Curis terminates this Agreement pursuant to Section 10.3(a), the following provisions shall apply:

(i) subject to Sections 10.5(a) and 10.5(b), the Genentech License shall terminate as of the effective date of such termination;

(ii) Genentech shall have no obligation to make any further payments under Article 6;

(iii) Curis hereby automatically grants to Genentech a fully-paid, exclusive, sublicensable (in accordance with Section 5.8(a)) license, under Curis’ interests in the Genentech Collaboration IP, for any purposes;

(iv) Genentech agrees to not commercialize Genentech Modified Products or Valid Claim Products; and

(v) upon a written request from Curis within sixty (60) days of the effective date of such termination, the Parties shall enter into a license agreement, pursuant to which (A) Genentech shall grant to Curis a royalty-bearing, sublicensable, exclusive license, under Genentech’s interest in the Joint Collaboration IP and the Curis Collaboration IP, to make, use, offer for sale, sell and import Compounds; and (B) Curis shall pay Genentech a royalty of one percent (1%) of net sales of Compounds that are Covered by a Joint Collaboration Patent.

10.4 Termination by a Party for Bankruptcy.

(a) Right to Terminate. Either Party may, in addition to any other remedies available to it by law or in equity, terminate this Agreement, in whole or in part as the terminating Party may determine, by written notice to the other Party, in the event the other Party shall have become bankrupt, shall have made an assignment for the benefit of its creditors or there shall have been appointed a trustee or receiver of the other Party or for all or a substantial part of its property or any case or proceeding shall have been commenced or other action taken by or against the other Party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect and any such event shall have continued for sixty (60) days undismissed, unbonded and undischarged.

(b) Retention of Rights. All rights and licenses granted under this Agreement by one Party to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the “Bankruptcy Code” (i.e., Title 11, U.S. Code), licenses of rights to “intellectual property” as defined under Section 101(56) of the Bankruptcy Code. The Parties agree that the licensing Party under this Agreement shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code in the event of a bankruptcy by the other Party. The Parties further agree that in the event of the commencement of a bankruptcy proceeding by or against one Party under the Bankruptcy Code, the other Party shall be entitled to complete access to any such intellectual property pertaining to the rights granted in the licenses hereunder of the Party by or against whom a bankruptcy proceeding has been commenced and all embodiments of such intellectual property.

(c) Patent Prosecution. Genentech acknowledges that certain Licensed IP may contain subject matter that is licensed to Third Parties or may also include subject matter that is outside the scope of the Genentech License. The Parties agree that, in the event of the commencement of a bankruptcy proceeding by or against Curis under such Bankruptcy Code, to the extent consistent with the Bankruptcy Code and Curis’ existing obligations to Third Parties, and to the extent permitted by Curis’ trustee, Genentech shall have the right to Prosecute and Maintain (as defined in Section 8.6(a)) the Licensed IP, to the extent included within the scope of the Genentech License, at its expense.

10.5 Other Effects of Termination; Survival.

(a) Inventory at Termination. In the event this Agreement is terminated by a Party for any reason (or a Licensed Product is excluded from the scope of the Genentech License), Genentech shall have the right to sell or otherwise dispose of Licensed Products then in stock, subject to Royalty Payments and any other applicable provisions of this Agreement, and Curis covenants that Genentech shall not be sued for infringement under any intellectual property rights owned or Controlled by Curis with respect to such activities conducted by Genentech pursuant to this Section 10.5(a).

(b) Continuation of Sublicenses. In the event that the Genentech License terminates (or if a Licensed Product is excluded from the scope of the Genentech License), an existing sublicense granted by Genentech under the Genentech License, if any, shall continue in full force and effect, provided that the Sublicensee agrees to be bound by all the terms and conditions of this Agreement that are applicable to such Sublicensee including, without limitation, rendering directly to Curis all payments and other obligations due to Curis related to such sublicense (including, without limitation, all Milestone Payments and Royalty Payments).

(c) Accrued Rights and Obligations. Except as otherwise expressly provided herein, termination of this Agreement shall not affect the rights and obligations of the Parties that accrued prior to the effective date of such termination. Any right that a Party has to terminate this Agreement, and any rights that such Party has under this Article 10, shall be in addition to and not in lieu of all other rights or remedies that such Party may have at law or in equity or otherwise, including without limitation rights under the United States Bankruptcy Code.

(d) Survival. Except as otherwise expressly provided herein, (i) all licenses other than the Genentech License; (ii) Sections 3.5, 3.6, 4.2, 5.8, 5.9, 7.4 and 7.5; and (iii) Article 9, Article 10, Article 11, Article 12, Article 13, Article 14 and Article 15 (as applicable) shall, in each case, survive any termination or expiration of this Agreement. In addition, except as otherwise expressly provided herein, Sections 4.1, 5.10 and 7.2(b) shall survive termination of this Agreement by Genentech pursuant to Section 10.3(a) or termination of this Agreement pursuant to Section 10.4(a). Further, Article 8 shall survive any termination or expiration of this Agreement, except that, with respect to Curis Collaboration Patents, Section 8.6(c) shall only survive termination by Genentech pursuant to Sections 10.3(a) or 10.4(a).

Article 11

Representations and Warranties

11.1 Mutual Representations and Warranties. Each of the Parties hereby represents, warrants and covenants as follows:

(a) This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms. The execution, delivery and performance of the Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

11.2 Curis Representations and Warranties. Curis hereby further represents, warrants and covenants to Genentech that:

(a) As of the Effective Date, there are no material adverse proceedings, claims or actions pending, or to the best of Curis’ knowledge, threatened, relating to the Licensed IP that would materially interfere with Curis’ performance of its obligations, or Genentech’s exercise of its rights, under this Agreement; after the Effective Date, Curis shall disclose to Genentech any such material adverse proceedings, claims or actions that arise.

(b) As of the Effective Date, to the best of Curis’ knowledge, there is no Third Party intellectual property that would be infringed by the discovery, development and/or commercialization of Compounds pursuant to this Agreement; after the Effective Date, Curis shall disclose to Genentech any such Third Party intellectual property of which it becomes aware.

11.3 Disclaimers. EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO MATERIALS OR INFORMATION SUPPLIED BY IT TO THE OTHER PARTY HEREUNDER, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

Article 12

Indemnification; Limitation on Liability

12.1 Losses Defined. Solely for purposes of this Article 12, the term “Losses” means any and all Third Party suits, claims, actions, demands, losses, damages, liabilities, settlements, penalties, fines, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses).

12.2 Indemnification by Genentech.

(a) Indemnification Scope. Genentech hereby agrees to indemnify, defend and hold Curis and its officers, directors, employees and agents harmless from and against Losses resulting directly from the discovery, development, manufacture, use, handling, storage, sale or other disposition of Licensed Products by Genentech, its agents or Sublicensees, except to the extent that such Losses are attributable to (i) Curis’ breach of its representations, warranties and/or covenants under Article 11; (ii) Curis’ material breach of its obligations under this Agreement; and/or (iii) the negligence or willful misconduct of the indemnified Party(ies) in the course of performing activities under this Agreement.

(b) Indemnification Procedures. In the event that Curis seeks indemnification under this Section 12.2, Curis shall (i) notify Genentech of any Losses for which it claims such indemnification as soon as reasonably possible after it receives notice of the claim; (ii) permit Genentech to assume the sole control of the defense thereof including, without limitation, the right to settle or conclude such defense; (iii) cooperate as reasonably requested (at the expense of Genentech) in the defense of the claim; and (iv) not settle the claim without the express, prior written consent of Genentech. The indemnity agreement under this Section 12.2 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of Genentech.

12.3 Indemnification by Curis.

(a) Indemnification Scope. Curis hereby agrees to indemnify, defend (if requested by Genentech) and hold Genentech and its officers, directors, employees and agents harmless from and against Losses that are attributable to (i) Curis’ breach of its representations, warranties and/or covenants under Article 11; (ii) Curis’ material breach of its obligations under this Agreement; (iii) the discovery, development, manufacture, use, handling, storage, sale or other disposition of Curis Compounds, Agonist Compounds or products for Ex Vivo Applications by Curis, its agents or sublicensees; and/or (iv) the negligence or willful misconduct of Curis and its officers, directors, employees and agents in the course of performing activities under this Agreement, except, in each of the foregoing cases, to the extent that such Losses are attributable to (i) Genentech’s breach of its representations, warranties and/or covenants under Article 11; (ii) Genentech’s material breach of its obligations under this Agreement; and/or (iii) the negligence or willful misconduct of the indemnified Party(ies) in the course of performing activities under this Agreement.

(b) Indemnification Procedures. In the event that Genentech seeks indemnification under this Section 12.3, (i) Genentech shall notify Curis of any Losses for which it claims such indemnification as soon as reasonably possible after it receives notice of the claim; and (ii) if requested by Genentech, Curis shall assume control of the defense thereof, with counsel mutually satisfactory to the Parties. In the event Genentech requests that Curis assume such control, (iii) Genentech shall cooperate as reasonably requested (at the expense of Curis) in the defense of the claim; and (iv) Genentech shall not settle the claim without the express, prior written consent of Curis.

12.4 Limitation on Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES, HOWEVER CAUSED; PROVIDED HOWEVER, NOTHING IN THIS SECTION 12.4 IS INTENDED TO LIMIT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY.

Article 13

Insurance

13.1 Coverages.

(a) General. Each Party shall maintain, at its own cost, and provide evidence of the insurance coverages as set forth in this Article 13; provided, however, Genentech has the right, in its sole discretion, to self-insure, in part or in whole, for any such coverages. All insurance coverages shall be primary insurance with respect to each Party’s own participation under this Agreement, and shall be maintained with an insurance company or companies having an A.M. Best’s rating (or its equivalent) of A-XII or better, in the case of Genentech, and A-VII or better, in the case of Curis.

(b) Commercial General Liability. For as long as a Party is performing obligations under the Agreement, and thereafter for the period of time required under this Section 13.1(b), each Party shall obtain and maintain, Commercial General Liability (CGL) insurance, including contractual liability, in the minimum amount of $10,000,000 per occurrence for bodily injury and property damage liability. The CGL insurance policies shall be an occurrence form, but if only a claims-made form is available to a Party, then in such a case, such Party shall maintain the insurance coverage for at least five (5) years following such Party’s completing performance of its obligations under this Agreement. Each Party’s aggregate deductibles under its CGL insurance policies shall be satisfactory to the other Party.

13.2 Additional Requirements.

(a) Additional Insured. With respect to the insurance coverages set forth in Section 13.1, each Party shall name the other Party as an additional insured by endorsement under its Commercial General Liability insurance policy.

(b) Certificates of Insurance. Promptly following the Effective Date, each Party shall provide to the other Party its respective certificates of insurance evidencing the insurance coverages set forth in Section 13.1. Each Party shall provide to the other Party at least thirty (30) days prior written notice of any cancellation, nonrenewal or material change in any of the insurance coverages. Each Party shall continue to provide renewal certificates to the other Party for as long as such Party is required to maintain insurance coverages hereunder.

Article 14

Dispute Resolution

14.1 Internal Resolution. Except as otherwise expressly provided herein (including, without limitation, under Section 2.2(c)), in the event of any controversy, claim or other dispute arising out of or relating to any provision of this Agreement or the interpretation, enforceability, performance, breach, termination or validity hereof, such dispute shall be first referred to a Genentech Vice President and the Chief Executive Officer of Curis for resolution, prior to proceeding under the following provisions of this Article 14. A dispute shall be referred to such executives upon one Party providing the other Party with written notice that such dispute exists, and such executives, or their designees, shall attempt to resolve such dispute through good faith discussions. In the event that such dispute is not resolved within thirty (30) days of such other Party’s receipt of such written notice, either Party may initiate the dispute resolution procedures set forth in Section 14.2.

14.2 Arbitration. Except as otherwise expressly provided in this Agreement, the Parties agree that any dispute not resolved internally by the Parties pursuant to Section 14.1 shall be resolved through binding arbitration in accordance with the then prevailing Commercial Arbitration Rules of the American Arbitration Association, except as modified in this

Agreement, applying the substantive law specified in Section 15.7. A Party may initiate an arbitration by written notice to the other Party of its intention to arbitrate, and such demand notice shall specify in reasonable detail the nature of the dispute. Each Party shall select one (1) arbitrator, and the two (2) arbitrators so selected shall choose a third arbitrator (and all such arbitrators shall be experienced in the development and commercialization of biotechnology/pharmaceutical products) to resolve the dispute, and all three (3) shall serve as neutrals. If a Party fails to nominate its arbitrator, or if the Parties’ arbitrators cannot agree on the third arbitrator, the necessary appointments shall be made in accordance with the then prevailing Commercial Arbitration Rules. Within three (3) months of the conclusion of an arbitration proceeding, the arbitration decision shall be rendered in writing and shall specify the basis on which the decision was made. The award of the arbitration tribunal shall be final and judgment upon such an award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such an award and order of enforcement. The arbitration proceedings shall be conducted in San Francisco, California. The Parties agree that they shall share equally the cost of the arbitration filing and hearing fees, and the cost of the arbitrator. Each Party shall bear its own attorneys’ fees and associated costs and expenses.

14.3 Patent Validity. Notwithstanding the other provisions of this Article 14, any dispute that involves the validity, infringement or claim interpretation of a patent (a) that is issued in the United States shall be subject to actions before the United States Patent and Trademark Office and/or submitted exclusively to the federal court located in the jurisdiction of the district where any of the defendants resides; and (b) that is issued in any other country shall be brought before an appropriate regulatory or administrative body or court in that country, and the Parties hereby consent to the jurisdiction and venue of such courts and bodies. For the sake of clarity, such patent disputes shall not be subject to the provisions of Section 14.2.

Article 15

Miscellaneous

15.1 Assignment. Except as expressly provided, neither Party may assign, in whole or in part, this Agreement without the prior written consent of the non-assigning Party, such approval not to be unreasonably withheld. Notwithstanding the foregoing, either Party may assign (and if so requested by Genentech, Curis shall assign) this Agreement to any purchaser of all or substantially all of the assets of such Party, or of all of its capital stock, or to any successor corporation or entity resulting from any merger or consolidation of such Party with or into such corporation or entity, provided that the party to which this Agreement is assigned expressly agrees in writing to assume and be bound by all obligations of the assigning Party under this Agreement. A copy of such written agreement by such assignee shall be provided to the non-assigning Party within ten (10) days of execution of such written agreement. Subject to the foregoing, this Agreement will benefit and bind the Parties’ successors and assigns.

15.2 No Right to Use Names. Except as expressly provided herein, no right, express or implied, is granted by the Agreement to use in any manner the name “Curis,” “Genentech” or any other trade name or trademark of the other Party in connection with the performance of this Agreement. Either Party may include the name of the other Party on a list of its collaboration partners.

15.3 Notices. Any notice required or permitted to be given by either Party under this Agreement shall be in writing and shall be personally delivered or sent by a nationally-recognized private express courier, or by first class mail (registered or certified), or by facsimile (confirmed by first class mail (registered or certified) or by express courier), to the respective Parties as set forth below. Notices will be deemed effective (a) the next day if sent by express courier; (b) three (3) business days after deposit, postage prepaid, if mailed; or (c) the same day if sent by facsimile and confirmed as set forth above. Either Party may change its address for purposes hereof by written notice to the other in accordance with the provisions of this Section 15.3.

If to Curis:

Curis, Inc.

61 Moulton Street

Cambridge, Massachusetts 02138

Attn: Chief Executive Officer

Telephone: (617) 503-6680

Facsimile: (617) 503-6501

with a required copy to:

Heller Ehrman White & McAuliffe LLP

1727 Rhode Island Avenue NW

Washington, DC 20036-3001

Attn: Colin Sandercock

Telephone: (202) 912-2112

Facsimile: (202) 912-2020

If to Genentech:

Genentech, Inc.

1 DNA Way,

South San Francisco, CA 94080

Attn: Corporate Secretary

Telephone: (650) 225-1000

Facsimile: (650) 225-8654

with required copies to:

Genentech, Inc.

1 DNA Way,

South San Francisco, CA 94080

Attn: Vice President, Business Development

Telephone: (650) 225-1000

Facsimile: (650) 225-4655

and

Genentech, Inc.

1 DNA Way,

South San Francisco, CA 94080

Attn: Executive Vice President, Research

Telephone: (650) 225-1000

Facsimile: (650) 225-4265

15.4 Relationship of the Parties. The Parties hereto are independent contractors and nothing contained in this Agreement shall be deemed or construed to create a partnership, joint venture, employment, franchise, agency or fiduciary relationship between the Parties.

15.5 Entire Agreement. This Agreement, including all Exhibits attached hereto, which are hereby incorporated by reference, contains the entire understanding between the Parties hereto with respect to the subject matter hereof and supersedes and terminates all prior agreements, understandings and arrangements between the Parties, whether written or oral, subject to Section 9.4 with respect to prior confidentiality agreements.

15.6 Amendment; Waiver. Except as otherwise expressly provided herein, no alteration of or modification to this Agreement shall be effective unless made in writing and executed by an authorized representative of both Parties. No course of dealing or failing of either Party to strictly enforce any term, right or condition of this Agreement in any instance shall be construed as a general waiver or relinquishment of such term, right or condition. The observance of any provision of this Agreement may be waived (either generally or any given instance and either retroactively or prospectively) only with the written consent of the Party granting such waiver.

15.7 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California, without regard to the conflict of laws provisions thereof.

15.8 Construction. The Parties mutually acknowledge that they and their attorneys have participated in the negotiation and preparation of this Agreement. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have drafted the Agreement or authorized the ambiguous provision.

15.9 Captions. Titles, headings and other captions are for convenience only and are not to be used for interpreting this Agreement.

15.10 Legal Compliance; Severability. Both Parties hereby expressly state that it is the intention of neither Party to violate any rule, law and regulation. If any of the provisions of this Agreement are held to be void or unenforceable, then such void or unenforceable provisions shall be replaced by valid and enforceable provisions that will achieve as far as possible the economic business intentions of the Parties.

15.11 Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have breached or defaulted under this Agreement for failure or delay in performing its obligations hereunder to the extent, and as long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, such causes including, without limitation, earthquakes, fires, floods, embargoes, wars, acts of terrorism, insurrections, riots, civil commotions, acts of God, omissions or delays in action by any governmental authority, acts of a government or agency thereof and judicial orders or decrees. In the event of occurrence of a force majeure event, each Party shall use commercially reasonable efforts to mitigate the adverse consequence thereof.

15.12 Counterparts; Facsimiles. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. For purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto will be deemed to be an original. Notwithstanding the foregoing, the Parties shall deliver original execution copies of this Agreement to one another as soon as practicable following execution thereof.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as set forth below.

GENENTECH, INC.		CURIS, INC.

By:	/s/ D.J. Ebersman	By:	/s/ Daniel R. Passeri

Name:	David Ebersman	Name:	Daniel R. Passeri

Title:	Chief Financial Officer	Title:	President and CEO

EXHIBIT A

EXCLUDED GENENTECH IP

“Cabilly Patents” means:

(a) U.S. Patent No. 4,816,567, issued March 28, 1989, and any and all patents issuing from divisionals, continuations, or continuations-in part of any application from which U.S. Patent No. 4,816,567 claims priority, as well as reissues, reexaminations, extensions, and foreign patent counterparts, including inventors certificates, of any of the foregoing, and including any related supplemental protection certificates; and

(b) U.S. Patent No. 6,331,415, issued December 18, 2001, and any and all patents issuing from divisionals, continuations, or continuations-in-part of any application from which U.S. Patent No. 6,331,415 claims priority, as well as reissues, reexaminations, extensions, and foreign patent counterparts, including inventors certificates, of any of the foregoing, and including any related supplemental protection certificates.

“Itakura/Riggs Patents” means any of the U.S. patents listed below and any and all patents issuing from divisionals, continuations or continuations-in-part, and any reissues, reexaminations or extensions, of these patents or of any application from which these U.S. patents claim priority, as well as foreign counterparts, including inventors certificates, of the foregoing, and including any related supplemental protection certificates.

U.S. Patent No. 4,356,270

U.S. Patent No. 4,366,246

U.S. Patent No. 4,425,437

U.S. Patent No. 4,431,739

U.S. Patent No. 4,563,424

U.S. Patent No. 4,571,421

U.S. Patent No. 4,704,362

U.S. Patent No. 4,812,554

U.S. Patent No. 5,221,619

U.S. Patent No. 5,420,020

U.S. Patent No. 5,583,013